Exhibit 99.1

For Immediate Release

February 6, 2003

First Century Bankshares, Inc.

Reports Quarterly and Year End Earnings

Bluefield, WV—First Century Bankshares, Inc., Bluefield, West Virginia, (OTCBB—FCBS) a $361 million financial holding company, announced net income of $3,375,000 for the year ending December 31, 2002. This represents a 57.3% increase from the $2,145,000 earned for the year ended December 31, 2001. For the year, earnings reflect an increase in net interest income of $427,000, or 2.8%, indicative of the effects of repricing certificates of deposit in the lower interest rate environment during all of 2002 more rapidly than the reductions in interest income from loans and investment securities. Management’s ongoing efforts to enhance asset quality further contributed to the increase in earnings for the year ended December 31, 2002, through a decrease in the provision for loan losses of $549,000. On a per share basis, net income increased to $1.69 per diluted share from $1.07 per diluted share in 2001. Earnings for the year ended December 31, 2002 reflect a return on average assets (ROAA) of 0.92%, and a return on average equity (ROAE) of 10.27%.

The Corporation reported net income of $688,000 for the three-month period ending December 31, 2002. This represents a 15.4% decrease from the $813,000 earned during the three-month period ended September 30, 2002. On a per share basis, net income decreased to $0.35 per diluted share from $0.41 per diluted share. This decrease in earnings was primarily attributable to increased costs in the Corporation’s defined benefit pension plan and other employee benefit programs. When compared to the fourth quarter of 2001, net income decreased approximately 1.0% from the $695,000 earned during the three-month period ended December 31, 2001. Earnings per share remained essentially unchanged at $0.35 per diluted share.

Nonperforming assets, including nonaccrual loans, loans past-due over 90 days and other real estate owned, showed continued improvement during the fourth quarter of 2002. Nonperforming assets as a percentage of total loans improved to 1.8% at December 31, 2002, from 2.5% at September 30, 2002 and from 2.2% at December 31, 2001.

Dividends for the fourth quarter of 2002 were $0.25 per share, bringing the total dividend for 2002 to $0.85 per share, which was equal to the total dividend paid in 2001.

Total assets decreased 2.2% from December 31, 2001 to December 31, 2002. This reflects management’s focus on enhancing credit quality and managing funding sources in the rapidly declining interest rate environment during the year.

First Century Bankshares, Inc. is a financial holding company, that owns First Century Bank, N.A. and First Century Financial Services, LLC, headquartered in Bluefield, West Virginia, with 11 offices and 14 ATM locations throughout southern West Virginia and southwestern Virginia.

This press release contains certain forward-looking statements, including certain plans, expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained in or implied by such statements for a variety of factors. Please refer to First Century’s filings with the Securities and Exchange Commission for a summary of important factors that could affect First Century’s forward-looking statements. First Century undertakes no obligation to revise these statements following the date of this press release.

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